Exhibit 99.1

Ronald C. Parker Joins CTPartners Board of Directors
President and CEO of The Executive Leadership Council Brings Strong Diversity & Inclusion Experience
September 15, 2014

NEW YORK — CTPartners Executive Search Inc. (NYSE MKT:CTP), a leading executive search firm, today announced that Ronald C. Parker, President and CEO of The Executive Leadership Council (ELC) will join their Board of Directors.
Ron has been instrumental in growing the ELC into the preeminent leadership organization for global black senior executives at Fortune 500 and equivalent companies. He has been a member since 1994, and has served on both the Council and Foundation Boards. As President and CEO of ELC, his leadership and governance experience supports the current needs of the organization, resulting in the development of a long-term strategic plan and the launching of key initiatives, which leverage the power of full inclusion.
Having spent 30 years at PepsiCo, PepsiCo North America, and Frito-Lay, his last role was as Senior Vice President, where he was responsible for directing the company’s global labor relations and diversity and inclusion strategies. Prior roles included Senior Vice President of Human Resources for PepsiCo North America and Frito-Lay North America.
Brian Sullivan, Chief Executive Officer of CTPartners said, “Ron’s work at the ELC and PepsiCo make him a natural choice to join our Board. He has been a trendsetter in moving the needle for diversity and inclusion in the C-suite and Fortune 500 boards for many years. Ron’s experience in succession planning and cultural competencies is also a welcome dimension to CTPartners.”
Commenting on his appointment, Ronald C. Parker said, “I am delighted to be invited to join the CTPartners Board. Their commitment to diversity, which is a passion of mine, is a key area of focus for the firm and I am pleased to be able to join and contribute to this important boardroom topic.”
About CTPartners
CTPartners is a leading performance-driven executive search firm serving clients across the globe. Committed to a philosophy of partnering with its clients, CTPartners offers a proven record in C-Suite, senior executive, and board searches, as well as expertise serving private equity and venture capital firms.
With origins dating back to 1980, CTPartners serves clients with a global organization of more than 400 professionals and employees, offering expertise in board advisory services and executive recruiting services in the financial services, life sciences, industrial, professional services, retail and consumer, and technology, media and telecom industries. Headquartered in New York, CTPartners has 30 offices in 18 countries.
www.ctnet.com
Contact:
CTPartners
Jennifer Silver, 617-316-5527
jsilver@ctnet.com
or

Exhibit 99.1

Investors Relations
EVC Group
Michael Polyviou/Robert Jones, 212-850-6020
mpolyviou@evcgroup.com